Exhibit 15





May 7, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 2, 2003 on our reviews of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company (TEP) as of and for the period ended March 31, 2003 and included in the Company's and TEP's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769,
333-53309, 333-53333, 333-53337 and 333-99317), on Form S-3 (Nos. 333-31043,
333-93769 and 333-103392), and on Form S-4 (No. 333-60809) and in TEP's
Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-65143).

Very truly yours,




PricewaterhouseCoopers LLP